CAMPBELL ALTERNATIVE ASSET TRUST
                         MONTHLY REPORT - JUNE 30, 2008
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (22,343.847 units) at May 31, 2008                 $ 36,286,466
Additions of 80.202 units on June 30, 2008                              137,674
Redemptions of (75.617) units on June 30, 2008                         (129,803)
Offering Costs                                                          (28,857)
Net Income - June 2008                                                2,097,634
                                                                   ------------

Net Asset Value (22,348.432 units) at June 30, 2008                $ 38,363,114
                                                                   ============

Net Asset Value per Unit at June 30, 2008                          $   1,716.59
                                                                   ============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                        $   677,807
    Change in unrealized                                              1,376,464

  Gains (losses) on forward and options on forward contracts:
    Realized                                                            816,875
    Change in unrealized                                               (720,972)
  Interest income                                                        55,055
                                                                    -----------

                                                                      2,205,226
                                                                    -----------

Expenses:
  Brokerage fee                                                          97,279
  Performance fee                                                             0
  Operating expenses                                                     10,313
                                                                    -----------

                                                                        107,592
                                                                    -----------

Net Income (Loss) - June 2008                                       $ 2,097,634
                                                                    ===========

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on June 30, 2008                          $   1,716.59

Net Asset Value per Unit on May 31, 2008                           $   1,624.00

Unit Value Monthly Gain (Loss) %                                           5.70%

Fund 2008 calendar YTD Gain (Loss) %                                       7.05%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Strong Gains Posted on Global Equity Market Decline

Equity indices trading produced strong gains for the Fund as short positions benefited from the negative news that roiled markets around the globe. Signs of commodity-based inflation were constantly in the headlines and consumer confidence fell to a 16-year low. In the U.S., the Dow finished its worst performance for the month of June in over 75 years, and European and Asian equities fell in tandem.

Additional gains were recorded in interest rates trading, particularly in Europe, in response to the ECB's increasingly hawkish stance and fears of inflation. Energy trading also contributed as crude oil hit new highs on the back of escalating tensions between Israel and Iran, and amongst OPEC members.

Foreign Exchange trading results were slightly positive, due to central banks being forced to choose between growth and inflation, driving dollar weakness, and a higher Euro.

We are confident that our passion for a disciplined investment process, combined with our focus on continuous research, will compel us to take optimal advantage of these difficult market conditions. Please reach out to me with any questions or comments.
Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust